UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 26, 2015

ARMCO METALS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34631	26-0491904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1730 S. Amphlett Boulevard, Suite 230, San Mateo, CA	94402
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(650) 212-7630

1065 E Hillsdale Blvd. Suite 315 Foster City, CA 94404
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02          Unregistered Sales of Equity Securities.

In accordance with the terms and conditions of that certain Agreement dated April 27, 2015 between Armco Metals Holdings, Inc. and Shanghai Heqi Investment Center (Limited Partner) ("Heqi") related to the possible conversion by Heqi of $1,200,000 we owe Heqi, on June 26, 2015 Heqi converted $330,000 of principal and $2,418 of accrued interested into 355,359 shares of our common stock based upon a conversion price of $0.935 per share. Under the terms of the Agreement, Heqi may convert the obligation into shares of our common stock at a conversion price equal to 85% of volume weighed average price (VWAP) for the common stock during the 10 trading days prior to the conversion date. Heqi is not entitled to convert any portion of the obligation if, at the time of conversion, the number of shares to be issued to Heqi would result in Heqi and/or its affiliates being the beneficial owner of more than 4.99% of our outstanding shares of common stock.

With this latest conversion, Heqi has now converted a total of $940,000 of the obligation, together with accrued interest of $9,048 into an aggregate of 971,183 shares of our common stock at an average conversion price of $0.977 per share. Under the terms of the Agreement the maximum number of shares of our common stock which we may issue upon possible conversions by Heqi of the obligation is 1,224,154 shares, and any amount which is not available for conversion, if any, at maturity must be satisfied by us in cash. Following these conversions, we owe Heqi $260,000 which is due on July 20, 2015.

Heqi is an accredited or otherwise sophisticated investor who had access to business and financial information concerning our company. The issuance of the shares is exempt from registration under the Securities Act of 1933, as amended, in reliance on an exemption provided by Section 3(a)(9) of that act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMCO METALS HOLDINGS, INC.

Date: June 29, 2015	By: /s/ Kexuan Yao
Kexuan Yao, Chief Executive Officer

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